Exhibit 10.9.2

LETTER OF ASSIGNMENT
(2017-2018)
This is an agreement between SolarWinds Worldwide LLC (the Company) and David Gardiner (the Employee) effective as of July 1, 2017 with regard to a period of overseas work assignment in another SolarWinds company.
Location:
The Employee is hereby assigned to the United Kingdom office of SolarWinds Software UK Limited.
Duration:
The Employee will extend their current assignment for one additional year and will return to the United States Austin Office on or before the August 31st, 2018.
Title:
The Employee's title will remain EVP, International Sales
Responsibilities:
The general responsibilities of the Employee during the assignment period will be:

•	Driving sales activities for all regions outside of North and South America, including Europe, Middle East, Africa, Asia and Australia;

•	Growing the business internationally commensurate with business goals;

•	Being responsible for quarterly booking in these regions; and

•	Developing and growing the international sales team, in line with business growth.
Salary:
The Employee's base salary will be $325,000 USD plus allowances as detailed in the attached appendix. Employee will remain on the Company payroll for the duration of the assignment. The Company will pay for the costs of an outside tax expert to assess the Employee's tax liability and will equalize the Employee's tax liability.
Benefits during overseas assignment:
The benefits provided by company during the assignment are detailed in the attached appendix.
Return to the United States:
On return to the United States, the Employee may return to their previous role or may be assigned to another role that will be decided at that time.
Contractual Terms and Conditions:
The Employee shall receive the benefits described on Appendix A attached hereto.
Governing Law:
The Employee and the Company agree that during the Employee's assignment to the UK Office, the employment relationship will be governed by the laws of the United States of America.

Signed by:	/s/ David Gardiner	Date:	8/9/2017

Employee: David Gardiner

Signed by:	/s/ Jason Bliss	Date:	8/14/2017

For the Company: Jason Bliss

7171 Southwest Parkway, Building 400, Austin. Texas 78735 ৷ 512 498 6329 ৷ 512 682 9802 solarwinds.com

APPENDIX A
Assignment Summary

Date	July 1, 2017
Duration	One Year
Employee	David Gardiner
Title	EVP, International Sales
Base Salary	$325,000 USD per year
Executive Bonus Plan	Executive Bonus Plan
Health Benefits	Cigna Expat Plan
Housing	Not to exceed 7,500 GBP/month (all deposits and monthly payments to be paid directly by SolarWinds)
Schooling Allowance	$3,000 USD per month
Living Allowance	$10,333 USD per month
Transportation Allowance	$1,000 USD per month
Utilities Allowance	$1,500 USD per month
Travel Allowance	$5,000 USD per quarter
Tax Equalization	Yes
Early Return Expenses	Reimbursement of any additional expenses incurred by the Employee as a direct result of any Company request to terminate the assignment prior to the duration stated herein

7171 Southwest Parkway, Building 400, Austin. Texas 78735 ৷ 512 498 6329 ৷ 512 682 9802 solarwinds.com